Exhibit 99.1

John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP ANNOUNCES AGREEMENT TO ACQUIRE
FACTORING AND IMPORT TRADE FINANCING BUSINESS

New York, NY, April 3, 2009 – Sterling Bancorp (NYSE: STL), the parent company of New York City-based Sterling National Bank, today announced that its Sterling Factors Corporation subsidiary has agreed to acquire substantially all the businesses of DCD Capital, LLC and DCD Trade Services, LLC. The businesses to be acquired provide factoring, import trade financing and accounts receivable management services. The transaction is expected to close in the next several days, subject to customary closing conditions. Terms of the transaction were not disclosed.

Based in New York City, the acquired businesses serve clients in a variety of industries, with an emphasis on companies engaged in the import trade. The acquired businesses will operate as Sterling Trade Capital. Zilay Wahidy, President of the acquired businesses, will continue to head those operations as Managing Director of Sterling Trade Capital and will also become a Senior Vice President of Sterling National Bank. It is expected that the other staff members of the acquired businesses will join Sterling Trade Capital.

“We believe the acquired businesses are an excellent strategic fit and will substantially expand Sterling’s existing factoring, import trade financing and accounts receivable management business,” said Louis J. Cappelli, Sterling’s Chairman and Chief Executive Officer. “This is an area that we know intimately, and that has been part of Sterling’s core business since it was established in 1929. We believe this acquisition will enhance our current array of business credit products and services, broaden and diversify our customer base and provide a potential additional source of future revenues.”

The Company noted that the Sterling Trade Capital division will complement the strong product and service portfolio of Sterling Factors Corporation, Sterling’s existing factoring subsidiary, which is headed by its President, John La Lota.

Mr. Cappelli added, “Particularly in today’s economic climate, services such as factoring, import trade financing and accounts receivable management offer viable solutions for many businesses. We believe that expanding our capabilities in these areas will make Sterling a more valuable resource for customers. This transaction also reflects our determination to selectively pursue attractive acquisition opportunities.”

“Over the past dozen years, we have built a solid business providing clients in a wide range of import, manufacturing and distribution industries with factoring, import trade financing and accounts receivable management solutions,” stated Mr. Wahidy. “I am proud of our team of experienced professionals and their accomplishments, and look forward to joining forces with Sterling to bring an expanded portfolio of products and services to our customers.”

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York-based banking and financial services company with assets exceeding $2.2 billion. Established in 1929, the Company’s principal banking subsidiary, Sterling National Bank, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Now in its 80th year, Sterling is well known for its focus on business customers, an extensive and diverse product portfolio and a high-touch, hands-on approach to customer service.

Sterling offers working capital lines, asset-based financing, factoring, accounts receivable financing and management, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages, import trade financing, a wide array of depository products and cash management services, trust and estate administration and custodial account services.

Certain statements in this press release, including but not limited to, statements as to future plans and objectives for future operations, statements concerning the Company’s belief that the acquired businesses are an excellent strategic fit and will substantially expand Sterling’s existing factoring, import trade financing and accounts receivable management business, that this acquisition will enhance Sterling’s current array of business credit products and services, broaden and diversify its customer base and provide a potential additional source of future revenues, that the Sterling Trade Capital division will complement the strong product and service portfolio of Sterling Factors Corporation, and that expanding its capabilities in factoring, import trade financing and accounts receivable management will make Sterling a more valuable resource for customers, and other statements regarding matters that are not historical facts, are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. The Company’s actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements and Factors that Could Affect Future Results” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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